Exhibit 4.1

EXECUTION VERSION

SECOND AMENDMENT TO
SIXTH AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT
(NewStar CP Funding LLC)

THIS SECOND AMENDMENT TO SIXTH AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT, dated as of April 4, 2017 (this “Amendment”), is entered into by and among NEWSTAR CP Funding LLC, as the Borrower (the “Borrower”), NEWSTAR FINANCIAL, INC., as the Originator and the Servicer, the Lenders identified on the signature pages hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (in such capacity, the “Administrative Agent”).

R E C I T A L S

WHEREAS, the above-named parties have entered into that certain Sixth Amended and Restated Loan and Servicing Agreement, dated as of August 10, 2015 (as amended, the “Agreement”), by and among the Borrower, the Originator, the Servicer, each of the Conduit Lenders and Institutional Lenders from time to time party thereto, Wells Fargo Bank, National Association, as the Swingline Lender, the Administrative Agent and U.S. Bank National Association, as the Trustee;

WHEREAS, pursuant to and in accordance with Section 13.1 of the Agreement, the parties hereto desire to amend the Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.Definitions.

Each capitalized term used but not defined herein has the meaning ascribed thereto in the Agreement.

SECTION 2.Amendments.

2.1Clause (c) of the definition of “ERISA Affiliate” is hereby amended by deleting the phrase “a member of the same affiliated service group” in its entirety and inserting in lieu thereof “for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group”.

2.2The definition of “Loan Tape” in Section 1.1 of the Agreement is hereby amended by (a) deleting the phrase “what type); and” in clause (aa) thereof in its entirety and inserting in lieu thereof “what type);”, (b) deleting the phrase “Material Modification.” in clause (bb) thereof in its entirety and inserting in lieu thereof “Material Modification;” and (c) adding the following as new clauses (cc), (dd), (ee), (ff), (gg) and (hh):

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(cc)cash used in the Senior Net Leverage Ratio and Total Net Leverage Ratio calculations;

(dd)gross total debt for the most recent Relevant Test Period;

(ee)most recent Relevant Test Period;

(ff)Cash Taxes;

(gg)Maintenance Capital Expenditures; and

(hh)most recent fiscal year-end.

2.3Clause (a) of the definition of “Required Loan Documents” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record in blank for the benefit of the Secured Parties and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document evidencing the assignment of such Noteless Loan from the prior third party owner thereof (if any) to the Borrower and from the Borrower in blank, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b) and (c) hereof with respect to such Noteless Loan;

2.4Clause (i) of the definition of “Restricted Junior Payment” in Section 1.1 of the Agreement is hereby amended by deleting the phrase “except a dividend paid solely in interests of that class of membership interests” in its entirety and inserting in lieu thereof “except a dividend or distribution paid solely in interests of that class of membership interests”.

2.5The following new definitions are added to Section 1.1 of the Agreement as alphabetically appropriate as follows:

“Anti-Corruption Laws”:  All laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Originator or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977 and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti–Terrorism Laws”:  Any Applicable Law relating to money laundering or terrorism, including, without limitation, Executive Order 13224, the OFAC Regulations, the Bank Secrecy Act, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder.

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“Cash Taxes”:  Cash taxes paid by the related Obligor (as of most recent fiscal year-end) as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Maintenance Capital Expenditures”:  Maintenance capital expenditures of the related Obligor (as of most recent fiscal year-end) as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

2.6The definition of “FDIC” in Section 1.1 of the Agreement is hereby deleted in its entirety.

2.7Section 4.1(hh) of the Agreement is hereby amended and restated in its entirety as follows:

(hh)USA PATRIOT Act.  The Borrower is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; or (v) in violation of any Anti-Corruption Laws.

2.8Section 4.3(r) of the Agreement is hereby amended and restated in its entirety as follows:

(r)USA PATRIOT Act.  The Servicer is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; or (v) in violation of any Anti-Corruption Laws.

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2.9Section 5.1(k) of the Agreement is hereby amended by adding the following immediately following clause (iv) thereof:

The Borrower shall not use the proceeds of any Advance in violation of Anti-Corruption Laws.

2.10Section 5.1 of the Agreement is hereby amended by adding the following as new clause (r):

(r)Compliance with Anti-Terrorism Laws and Anti-Corruption Laws.  The Borrower shall comply with all applicable Anti–Terrorism Laws and Anti-Corruption Laws. The Borrower (or the Servicer on behalf of the Borrower) shall conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti–Terrorism Laws.  Policies and procedures will be maintained and enforced by or on behalf of the Borrower that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Borrower, by the Borrower with Anti-Corruption Laws. The Borrower shall, upon the request of the Administrative Agent from time to time, provide certification and other evidence of the Borrower’s compliance with this clause.

2.11Section 5.5(b)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

(iv)so long as Wells Fargo Bank, National Association is the Administrative Agent, Wells Fargo Bank, National Association has consented in writing to such consolidation, merger, conveyance or sale.

2.12Section 6.18(o) of the Agreement is hereby amended by deleting the phrase “Peter Schmidt-Fellner” in its entirety and inserting in lieu thereof “Pat McAuliffe”.

2.13Section 8.2(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

(i)The Trustee, as custodian hereunder, shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Sections 3.2 and 3.3 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties.  Within five Business Days of its receipt (excluding, for the avoidance of doubt, any Required Loan Documents in the custody of the Trustee as of the Sixth Amended and Restated Closing Date) of any Required Loan Documents, the Trustee shall review the related Required Loan Documents (as identified on the related Loan Checklist) to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) as identified on the Loan Checklist, there is evidence in the file that UCC and other filings (required by the Required Loan Documents) have been made, (C) each item listed on the Loan Checklist is included and verify it has been provided to the Trustee without any missing pages or sections, and (D) the original principal balance of such Loan, Loan number and Obligor name with respect to such Loan is referenced on the related electronic file delivered with such loan documents as specified below and is not a duplicate Loan (such items (A) through (D) collectively, the

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“Review Criteria”).  In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Loan identification number, the original principal balance of such Loan and the name of the Obligor with respect to each related Loan.  If, at the conclusion of such review, the Trustee shall determine that (i) the original principal balance of each Loan for which it has received Required Loan Documents is less than as set forth on the electronic file, the Trustee shall immediately notify the Administrative Agent and the Servicer of such discrepancy, and (ii) any Review Criteria are not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy.  The Servicer shall have five Business Days to correct any non-compliance with any Review Criteria.  To the extent such non-compliance has not been cured within such time period, such Loan shall be deemed to be a Warranty Loan and shall not be included in the calculation of any Borrowing Base hereunder until such deficiency is cured.  In addition, if the Servicer does not cure any such non-compliance, it shall provide a written request to the Trustee (such request subject to the approval of the Administrative Agent) for the return by the Trustee to the Borrower of any Loan which fails to satisfy any Review Criteria.  Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Required Loan Documents.

2.14Annex A of the Agreement is hereby amended by amending and restating the contact information for Wells Fargo Bank, National Association, in its capacity as a Lender, as follows:

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lender

Duke Energy Center

550 South Tryon Street, 5th Floor

MAC D1086-051

Charlotte, NC 28202

Attention: Matthew Jensen

Facsimile:  (704) 715-0089
Confirmation:  (704) 410-2450

[All electronic dissemination of Notices should be sent to

scp.mmloans@wellsfargo.com]

SECTION 3.Successor Administrative Agent.

By acknowledging and agreeing to this Amendment, the parties hereto agree that (a) Wells Fargo Securities, LLC shall resign, effective as of the date hereof, as Administrative Agent, (b) the requirement of the delivery of five days’ prior written notice of such resignation pursuant to Section 12.1(j) of the Agreement shall be waived and (c) after giving effect to this Amendment, the Lenders shall have appointed Wells Fargo Bank, National Association as the successor Administrative Agent.  From and after the date hereof, (x) all references in the Agreement and the other Transaction Documents to “Administrative Agent” shall be deemed to

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be a reference to Wells Fargo Bank, National Association, in its capacity as Administrative Agent, (y) all references in the Agreement and the other Transaction Documents to “WFS” shall be deemed to be a reference to “Wells Fargo” and (z) Wells Fargo Bank, National Association shall become a party to the Agreement and the other Transaction Documents as “Administrative Agent” thereunder with the following notice address:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

Duke Energy Center
550 South Tryon Street, 5th Floor
MAC D1086-051
Charlotte, NC 28202
Attention: Matthew Jensen

Facsimile:  (704) 715-0089
Confirmation:  (704) 410-2450
[All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com]

and shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Agreement and the other Transaction Documents.  After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of Article XII of the Agreement shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Agreement.

SECTION 4.Agreement in Full Force and Effect as Amended.

Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein and shall not constitute a novation of the Agreement.

SECTION 5.Representations and Warranties.

The Borrower hereby represents and warrants as of the date of this Amendment as follows:

(a)this Amendment has been duly executed and delivered by it;

(b)this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(c)there is no Termination Event, Unmatured Termination Event, or Servicer Default that is continuing or would result from entering into this Amendment.

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SECTION 6.Conditions to Effectiveness.

The effectiveness of this Amendment is subject to receipt by the Administrative Agent of executed counterparts (or other evidence of execution, including facsimile signatures, satisfactory to the Administrative Agent) of this Amendment.

SECTION 7.Miscellaneous.

(a)This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)This Amendment may not be amended or otherwise modified except as provided in the Agreement.

(d)The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(e)Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

(g)THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BORROWER:	NEWSTAR CP FUNDING LLC

By: NewStar Financial, Inc., its Designated Manager

	By:	/s/ JOHN KIRBY BRAY
	Name:	John Kirby Bray
	Title:	Chief Financial Officer

THE ORIGINATOR AND SERVICER:	NEWSTAR FINANCIAL, INC.

	By:	/s/ JOHN KIRBY BRAY
	Name:	John Kirby Bray
	Title:	Chief Financial Officer

[Signatures Continue on the Following Page]

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ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION-

	By:	/s/ MATT JENSEN
	Name:	Matt Jensen
	Title:	Director

REVOLVING AND SWINGLINE LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ RAH SHAH
	Name:	Raj Shah
	Title:	Managing Director

REVOLVING LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ JOHN SWANSON
	Name:	John Swanson
	Title:	Director

[Signatures Continue on the Following Page]

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REVOLVING LENDER:	BANC OF CALIFORNIA, NATIONAL ASSOCIATION

	By:	/s/ANDREW BORDEN
	Name:	Andrew Borden
	Title:	SVP, Portfolio Manager

[Signatures Continue on the Following Page]

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REVOLVING LENDER:	CALIFORNIA BANK & TRUST

	By:	/s/ CHRISTOPHER J. EDMUNDS
	Name:	Christopher J. Edmunds
	Title:	Executive Vice President

[Signatures Continue on the Following Page]

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REVOLVING LENDER:	CITY NATIONAL BANK

	By:	/s/ BRANDON L. FEITELSON
	Name:	Brandon L. Feitelson, C.F.A.
	Title:	Senior Vice President

[Signatures Continue on the Following Page]

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ACKNOWLEDGED AND AGREED:

WELLS FARGO SECURITIES, LLC, as resigning Administrative Agent

By:	/s/ R. BEALE POPE
Name:	Beale Pope
Title:	Vice President

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